                                  EXHIBIT 10.2

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]










                        Effective as of December 23, 1998


Mr. Larry Epstein
Princeton Video Image, Inc.
15 Princess Road
Lawrenceville, NJ  08648

Dear Larry:

         This term sheet ("Term Sheet") sets forth the material terms of the agreement between Princeton Video Image, Inc. ("PVI") and NFL International, a division of NFL Enterprises L.P. ("NFL"), in connection with PVI's electronic image insertion of advertisements into certain NFL and NFL Europe League games:

         - Term: January 31, 1999 (Super Bowl XXXIII) through the conclusion of Super Bowl XXXIV (January 2000).

                  [CONFIDENTIAL TREATMENT REQUESTED]

         -  Consideration:

                  [CONFIDENTIAL TREATMENT REQUESTED]

         - NFL Game Rights: During the term, PVI will have the exclusive right to use electronic insertion technology for advertisements ("Technology") in the NFL/NFLEL games set forth below, subject to the terms and conditions set forth in this Term Sheet and as more fully described in the definitive agreement:

         -  Super Bowl XXXIII and XXXIV.

                    - Commercial Breaks: Similar to last year, PVI will have the right to use the Technology in the commercial breaks (approximately 22) of the World Feed (i.e. the feed with NFL graphics). The parties agree that the World Feed is not broadcast in the United States, Canada and certain other countries that take the US feed. The insertion breaks, graphics, advertisers, sponsors and other related elements must be pre-approved by NFL.

                    - In Game: In order to use the Technology during the game, PVI must enter into separate agreements with the international broadcasters, which agreements shall be subject to the pre-approval of NFL (not to be unreasonably withheld). NFL will assist PVI in securing agreements with such broadcasters; provided, NFL makes no representations/warranties to PVI that such broadcasters will enter into agreements with PVI. The parties agree that the World Feed will carry the First Down Line contained in the domestic broadcast (Fox for Super Bowl XXXIII and ABC for Super Bowl XXXIV), and such other technology as may be developed during the Term.

         - 1999 NFL Season: In order to use the Technology during the game and in other NFL produced programming (i.e. NFL Blast), PVI must enter into separate agreements with the international broadcasters, which agreements shall be subject to the pre-approval of NFL (not to be unreasonably withheld). NFL will assist PVI in securing agreements with such broadcasters; provided, NFL makes no representations/warranties to PVI that such broadcasters will enter into agreements with PVI. The parties agree that the game broadcasts will carry the First Down Line contained in the domestic broadcast and such other technology as may be developed during the Term. PVI may not make any changes to the feed including, but not limited to, covering the logo of the US broadcaster, without the prior written approval of NFL.

         - 1999 NFL Europe League: PVI will have the exclusive right to use the Technology in (i) the US broadcasts (i.e. Fox, Fox Sports Net and DirecTV) of NFL Europe League games and NFL produced NFL Europe League programming, and (iii) international broadcasts of the games and NFL produced NFL Europe League programming, subject to PVI entering into separate agreements with such international broadcasters, which agreements shall be subject to the pre-approval of NFLEL (not to be unreasonable withheld). NFLEL will assist PVI in securing agreements with such broadcasters; provided, NFL and NFLEL make no representations/warranties to PVI that such broadcasters will enter into agreements with PVI. NFL will use commercially reasonable efforts to include PVI's First Down Line (and other similar technology) in the broadcast of NFLEL games.

         - Advertisements: The sponsors (with respective categories and territory) set forth on Exhibit A attached hereto ("Exclusive Sponsor") shall have exclusive category rights in such category. If an Exclusive Sponsor elects not to advertise via the Technology, PVI and the international broadcaster cannot sell to a competing sponsor. Other NFL/NFLEL sponsors (attached hereto as Exhibit B) shall have a right of first refusal, which list may be amended from time to time by the NFL. NFL shall assist PVI in sales to such sponsors. All advertisers must be pre-approved by NFL. PVI agrees that only NFL/NFLEL official sponsors have rights to use the intellectual property of the respective league. Accordingly, PVI may not insert advertisements for non-sponsors that contain, directly or indirectly, any intellectual property of the NFL/NFLEL.

         - Approval: NFL shall have pre-approval rights over all uses of the Technology and insertions including, but not limited to, content, identity, duration, size, location, frequency and other related factors.

         - Costs: PVI shall be responsible for all costs and expenses in connection with the Technology and any other related cost and expense.

         - Promotion/Press Release: NFL agrees to promote PVI as the exclusive provider of the Technology, which promotion shall be set forth under separate cover. All press releases and announcements must be pre-approved by the parties.

         - Other: NFL agrees to provide PVI with the following if PVI is not in breach of the agreement:
              - One (1) page advertisement in the Super Bowl XXXIV game program
              - Space at the NFL Experience at Super Bowl XXXIII and XXXIV
                (size and location TBD by NFL)
              - Promotion of PVI on the NFL International and NFL Europe League
                websites
              - Participation at the NFL International Broadcast Meetings

         If the foregoing accurately sets forth our mutual understanding, please countersign below and return to my attention. Upon receipt of the fully-executed letter, we will begin drafting a definitive agreement.

                                   Sincerely,

                                   NFL International, a
                                    division of NFL
                                    Enterprises L.P.

                                   /s/ Donald P. Garber
                                   ------------------------------
                                   By: Donald P. Garber
                                   Its:   Senior Vice President/
                                              Managing Director

ACCEPTED AND AGREED:

Princeton Video Image, Inc.


/s/ Dennis P. Wilkinson
By: Dennis P. Wilkinson
Its:  President & CEO